Exhibit 99.1

Vulcan Announces Second Quarter Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--Vulcan Materials Company (NYSE:VMC) today announced second quarter net sales of $966 million, as compared to $808 million in the second quarter of 2007. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) were $339 million in the second quarter of 2008, as compared to $281 million in the prior year. Operating earnings were $238 million in the second quarter of 2008 versus $217 million in the prior year. Net earnings per diluted share were $1.27 in the second quarter of 2008 compared to $1.45 per diluted share for the second quarter of 2007. The current year’s second quarter results include net earnings per diluted share of $0.34 referable to the sale of quarry sites divested as a condition for approval by the Department of Justice of the Florida Rock acquisition.

Don James, Vulcan’s Chairman and Chief Executive Officer, stated, “We are focused on improving operating efficiency and controlling costs during this period of weaker demand for our products. Our efforts to control selling, administrative and general expenses and operating costs lessened the earnings impact of lower volumes and the effects of sharp increases in energy-related costs. On a comparable basis, our selling, administrative and general expenses in the second quarter were approximately 16 percent lower than the second quarter of 2007. This focus on cost control will make us a stronger company and improve our earnings leverage when volumes begin to recover. Additionally, we reduced inventory levels of aggregates in the second quarter by reducing operating hours. This planned action reduced second quarter earnings but increased cash generation and positions us for improved performance efficiencies going forward.

“Pricing for our products remained strong and helped to mitigate the earnings effects of lower volumes and higher energy-related costs. The average freight-adjusted unit price for aggregates in the second quarter increased 8 percent from the prior year’s second quarter. The unit price for diesel fuel increased 70 percent from the prior year’s second quarter reducing net earnings approximately $0.09 per diluted share. The unit price for liquid asphalt increased 60 percent from the prior year’s second quarter, which reduced net earnings approximately $0.12 per diluted share.

“During the first half of 2008, we acquired four quarries in California, two in Virginia and one in Illinois as well as reserves adjacent to existing quarries in Texas and North Carolina. Each of these acquisitions helped us defer income taxes arising from the sale of quarry sites required by the Justice Department as part of the Florida Rock acquisition. Taken together, these transactions added approximately 210 million tons of aggregates reserves net of the Justice Department’s required divestitures. Following these transactions, we control approximately 13 billion tons of proven and probable reserves in markets where reserves are limited and where demand is expected to grow at above-average rates for many years to come.”

The following table summarizes the major changes in EBITDA and earnings per share from last year’s second quarter:

		EBITDA	EPS
		(millions)	(diluted)
	Second Quarter Continuing Operations - 2007 Actual	$281	$1.46

	Increase / (Decrease) due to:
Aggregates:	Volumes	(33)	(0.23)
	Selling prices	41	0.29
	Costs	(24)	(0.17)
	Asphalt and Concrete	0	0.00
	Cement	8	0.05
	Selling, administrative and general expenses and other (excl. donated real estate)	(8)	(0.05)
	Depreciation, depletion, accretion & amortization	-n/a-	(0.20)
	Interest expense, net	-n/a-	(0.18)
	Additional shares outstanding and other	-n/a-	(0.04)
	Total before effect of required divestitures	$265	$0.93

	Effect of required divestitures, net	74	0.34
	Second Quarter Continuing Operations - 2008 Actual	$339	$1.27

Memo: Energy-related costs accounted for $0.25 of the total decrease in earnings per share.

Operating Results

Aggregates revenues increased from last year’s level as improved pricing and the inclusion of results from former Florida Rock operations offset the effects of lower volumes in most markets. Total aggregates unit shipments declined 6 percent compared to the second quarter of 2007. The average freight-adjusted sales price for aggregates increased 8 percent. Improvements in aggregates pricing and the inclusion of earnings from former Florida Rock operations partially offset the earnings effects from the decline in legacy shipments and sharply higher costs for diesel fuel. Most of our geographic markets reported double-digit declines in aggregates volumes except for markets in Texas and along the Central Gulf Coast where sales volumes increased versus the prior year’s second quarter.

Cost control initiatives in the second quarter improved operating results. Excluding energy-related costs, unit variable production costs in legacy Vulcan aggregates operations were relatively flat while cash fixed costs were approximately 14 percent lower than in the prior year’s second quarter. However, average total unit cost of sales for aggregates increased from the prior year’s second quarter due mostly to higher energy-related costs, the effects of lower production levels, and the inclusion of former Florida Rock operations, which still have relatively higher production costs.

Shipments of asphalt mix increased 4 percent while concrete shipments increased significantly due to the addition of Florida Rock operations. Asphalt mix prices increased approximately 8 percent from the prior year’s second quarter. Asphalt earnings decreased due principally to higher costs for liquid asphalt. Concrete earnings increased as the addition of Florida Rock concrete operations more than offset the effects of lower volumes from legacy operations.

Cement earnings reflect the inclusion of Florida Rock cement operations for the current year’s second quarter. On a sequential basis, second quarter cement earnings were lower than the first quarter’s level due principally to a planned maintenance outage in the quarter.

Selling, administrative and general expenses increased from the prior year’s second quarter due to the addition of the Florida Rock businesses and a $6 million expense for the fair market value of donated real estate. On a comparable basis, selling, administrative and general expenses decreased $11 million, or approximately 16 percent, in the second quarter as compared to the prior year.

Interest expense increased $30 million from the prior year’s second quarter due primarily to debt incurred for the acquisition of Florida Rock. In late June, we completed the planned issuance of long-term debt financing related to the Florida Rock transaction. As a result, we added $950 million of new long-term debt and reduced short-term debt by a commensurate amount. Debt reduction and achieving target debt ratios remain a priority use of cash flows.

All results are unaudited.

Outlook

Commenting on the outlook for 2008, Mr. James stated, “Our earnings outlook reflects a prolonged downturn in residential construction, weakness in non-residential and highway construction activity and energy-related costs remaining at the current high levels. Leading indicators such as contract awards weakened in most construction categories in the second quarter. We now estimate full year aggregates shipments, including Florida Rock operations for the full year, to be down 2 to 5 percent versus the prior year.

“During this time of weaker demand, our focus is on those aspects of the business we can control. During the first half of this year, we have reduced operating hours, maintained relatively flat unit variable production costs excluding energy-related costs and decreased cash fixed costs. We will continue aggressively managing costs in all areas. We expect higher selling prices for our products to help offset the earnings effects of lower volumes and higher energy-related costs. For aggregates, we continue to expect full year price improvement of approximately 8 percent.

“We now expect consolidated EBITDA for 2008 to be in the range of $1.0 to $1.1 billion. Consolidated earnings from continuing operations should be in the range of $2.85 to $3.25 per diluted share. Our 2008 earnings outlook includes $74 million of EBITDA and $0.34 of earnings per diluted share resulting from the sale of quarry sites related to the acquisition of Florida Rock.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CDT on August 6, 2008. Investors and other interested parties in the U.S. may access the teleconference live by calling 888.680.0879 approximately 10 minutes before the scheduled start. International participants can dial 617.213.4856. The access code is 56899483. A live webcast will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com. The conference call will be recorded and available for replay approximately two hours after the call through August 13, 2008.

Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing healthcare costs; the timing and amount of any future payments to be received under the 5CP earn-out contained in the agreement for the divestiture of the Company's Chemicals business; the Company’s ability to secure and permit aggregates reserves in strategically located areas; the Company’s ability to manage and successfully integrate acquisitions; risks and uncertainties related to the Company’s acquisition of Florida Rock Industries, Inc., including the ability to successfully integrate its operations and to achieve the anticipated cost savings and operational synergies; the possibility that business may suffer because management’s attention is diverted to integration concerns; and other assumptions, risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.

Table A
Vulcan Materials Company
and Subsidiary Companies
	(Amounts and shares in thousands,
	except per share data)

Consolidated Statements of Earnings	Three Months Ended June 30		Six Months Ended June 30
(Condensed and unaudited)	2008	2007	2008	2007

Net sales	$965,957	$807,818	$1,737,718	$1,438,005
Delivery revenues	55,594	71,026	101,172	128,026
Total revenues	1,021,551	878,844	1,838,890	1,566,031

Cost of goods sold	720,731	522,585	1,338,042	985,577
Delivery costs	55,594	71,026	101,172	128,026
Cost of revenues	776,325	593,611	1,439,214	1,113,603

Gross profit	245,226	285,233	399,676	452,428
Selling, administrative and general expenses	84,781	71,308	177,357	145,710
Gain on sale of property, plant and equipment, net	80,498	4,852	84,443	51,239
Other operating expense, net	2,613	1,544	1,817	3,578
Minority interest in losses of a consolidated subsidiary	139	-	283	-
Operating earnings	238,469	217,233	305,228	354,379

Other income (expense), net	3,444	(113)	792	1,089
Interest income	997	1,117	1,669	2,440
Interest expense	38,193	8,091	81,652	14,726
Earnings from continuing operations before income taxes	204,717	210,146	226,037	343,182
Provision for income taxes	63,492	66,465	70,327	110,162
Earnings from continuing operations	141,225	143,681	155,710	233,020
Loss on discontinued operations, net of tax	(470)	(1,670)	(1,022)	(2,135)
Net earnings	$140,755	$142,011	$154,688	$230,885
Basic earnings (loss) per share:
Earnings from continuing operations	$1.28	$1.50	$1.42	$2.44
Discontinued operations	-	(0.01)	-	(0.02)
Net earnings per share	$1.28	$1.49	$1.42	$2.42

Diluted earnings (loss) per share:
Earnings from continuing operations	$1.27	$1.46	$1.41	$2.38
Discontinued operations	-	(0.01)	(0.01)	(0.02)
Net earnings per share	$1.27	$1.45	$1.40	$2.36

Weighted-average common shares outstanding:
Basic	109,922	95,578	109,286	95,376
Assuming dilution	111,117	98,157	110,515	98,023
Cash dividends declared per share of common stock	$0.49	$0.46	$0.98	$0.92
Depreciation, depletion, accretion and amortization from continuing operations	$96,919	$63,903	$192,775	$124,705
Effective tax rate from continuing operations	31.0%	31.6%	31.1%	32.1%

Table B
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)
Consolidated Balance Sheets	June 30	December 31	June 30
(Condensed and unaudited)	2008	2007	2007

Assets
Cash and cash equivalents	$151,210	$34,888	$34,593
Accounts and notes receivable:
Accounts and notes receivable, gross	530,759	427,876	464,165
Less: Allowance for doubtful accounts	(7,456)	(6,015)	(3,246)
Accounts and notes receivable, net	523,303	421,861	460,919
Inventories:
Finished products	309,868	286,591	251,486
Raw materials	29,009	28,330	11,803
Products in process	3,113	4,115	2,494
Operating supplies and other	41,510	37,282	20,329
Inventories	383,500	356,318	286,112
Deferred income taxes	62,074	44,210	18,531
Prepaid expenses	19,392	40,177	14,711
Assets held for sale	-	259,775	-
Total current assets	1,139,479	1,157,229	814,866
Investments and long-term receivables	24,265	25,445	5,004
Property, plant and equipment:
Property, plant and equipment, cost	6,047,065	5,805,789	4,119,748
Less: Reserve for depr., depl., & amort	(2,325,181)	(2,185,695)	(2,114,125)
Property, plant and equipment, net	3,721,884	3,620,094	2,005,623
Goodwill	3,895,267	3,789,091	650,205
Other assets	353,587	344,511	213,951
Total assets	$9,134,482	$8,936,370	$3,689,649

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$330,081	$35,181	$727
Short-term borrowings	1,209,500	2,091,500	224,000
Trade payables and accruals	215,835	219,548	161,032
Other current liabilities	178,775	175,649	126,350
Liabilities of assets held for sale	-	6,309	-
Total current liabilities	1,934,191	2,528,187	512,109
Long-term debt	2,183,584	1,529,828	321,365
Deferred income taxes	685,432	671,518	293,199
Other noncurrent liabilities	415,096	446,827	340,386
Minority interest	410	410	-
Total liabilities	5,218,713	5,176,770	1,467,059
Shareholders' equity:
Common stock, $1 par value	109,834	108,234	139,705
Capital in excess of par value	1,702,946	1,607,865	248,153
Retained earnings	2,129,554	2,083,718	3,124,385
Accumulated other comprehensive income (loss)	(26,565)	(40,217)	2,924
Treasury stock at cost	-	-	(1,292,577)
Shareholders' equity	3,915,769	3,759,600	2,222,590
Total liabilities and shareholders' equity	$9,134,482	$8,936,370	$3,689,649

Table C
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)
	Six Months Ended
Consolidated Statements of Cash Flows	June 30
(Condensed and unaudited)	2008	2007

Operating Activities
Net earnings	$154,688	$230,885
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	192,775	124,705
Net gain on sale of property, plant & equipment and businesses	(84,443)	(51,239)
Contributions to pension plans	(1,593)	(584)
Share-based compensation	9,169	8,282
Increase in assets before initial effects of business acquisitions and dispositions	(81,985)	(113,828)
Increase (decrease) in liabilities before initial effects of business acquisitions and dispositions	(623)	19,570
Other, net	(6,566)	148
Net cash provided by operating activities	181,422	217,939

Investing Activities
Purchases of property, plant and equipment	(246,027)	(234,800)
Proceeds from sale of property, plant & equipment	13,576	55,492
Proceeds from sale of businesses	225,783	8,418
Payment for businesses acquired, net of acquired cash	(79,822)	(58,861)
Decrease in investments and long-term receivables	578	1,660
Proceeds from loan on life insurance policies	28,646	-
Withdrawal from nonconsolidated companies, net	469	-
Other, net	4,430	718
Net cash used for investing activities	(52,367)	(227,373)

Financing Activities
Net short-term borrowings (payments)	(882,000)	25,100
Payment of short-term debt and current maturities	(483)	(367)
Proceeds from issuance of long-term debt, net of discounts	949,078	-
Debt issuance costs	(5,633)	-
Settlements of forward starting swaps	(32,474)	-
Purchases of common stock	-	(4,800)
Proceeds from issuance of common stock	55,072	-
Dividends paid	(106,976)	(87,610)
Proceeds from exercise of stock options	6,850	32,963
Excess tax benefits from share-based compensation	3,605	23,511
Other, net	228	-
Net cash used for financing activities	(12,733)	(11,203)

Net increase (decrease) in cash and cash equivalents	116,322	(20,637)
Cash and cash equivalents at beginning of year	34,888	55,230
Cash and cash equivalents at end of period	$151,210	$34,593

Table D
Segment Financial Data and Unit Shipments

	(Amounts in thousands, except per unit data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
Total Revenues

Aggregates(a)	$679,271	$652,936	$1,215,309	$1,163,534
Asphalt mix and Concrete(b)	325,374	183,794	592,002	329,706
Cement(c)	29,162	-	60,249	-
Intersegment sales	(67,850)	(28,912)	(129,842)	(55,235)
Total net sales	965,957	807,818	1,737,718	1,438,005
Delivery revenues	55,594	71,026	101,172	128,026
Total revenues	$1,021,551	$878,844	$1,838,890	$1,566,031

Gross Profit

Aggregates	$217,866	$250,919	$344,773	$398,275
Asphalt mix and Concrete	23,266	34,314	43,340	54,153
Cement	4,094	-	11,563	-
Total gross profit	$245,226	$285,233	$399,676	$452,428

Unit Shipments

Aggregates
Customer tons	54,331	60,323	96,401	106,028
Internal tons(d)	4,916	2,780	8,887	5,118
Aggregates - tons	59,247	63,103	105,288	111,146

Asphalt mix - tons	2,725	2,609	4,629	4,645
Ready-mixed concrete - cubic yards	1,727	586	3,320	1,090
Cement - tons	298	-	588	-

Average Unit Sales Price (including internal sales)
Aggregates (freight adjusted)(e)	$10.02	$9.24	$10.06	$9.29
Asphalt mix	$51.93	$48.29	$50.70	$47.96
Ready-mixed concrete	$97.39	$95.13	$98.41	$95.26
Cement	$96.50	$-	$97.32	$-

(a) Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.
(b) Includes asphalt mix, ready-mixed concrete, concrete block, precast and prestressed concrete, as well as building materials purchased for resale.
(c) Includes cement and calcium products.

(d) Represents tons shipped primarily to our downstream operations (e.g., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.

(e) Freight adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

Table E
Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the six months ended June 30 is summarized below (amounts in thousands):
	2008	2007

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest, net of amount capitalized	$89,532	$14,904
Income taxes	37,055	61,994

Supplemental Schedule of Noncash Investing and Financing Activities
Accrued liabilities for purchases of property, plant and equipment	24,834	26,518
Carrying value of noncash assets and liabilities exchanged	42,974	-
Debt issued for purchases of property, plant and equipment	8	10
Proceeds receivable from exercise of stock options	-	216
Fair value of stock issued in business acquisitions	25,023	-
Other noncash transactions	16	-

Table F

Reconciliation of Non-GAAP Performance Measures

	(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

GAAP Earnings from continuing operations before income taxes	$204,717	$210,146	$226,037	$343,182
Gain on sale of California real estate, net(1)	-	-	-	(41,332)
Gain on sale of required divestitures, net(2)	(73,847)	-	(73,847)	-
Gain from adjustment in the carrying value of the ECU earn-out(3)	-	(1,229)	-	(1,929)
SAG expense attributable to donations of real estate(4)	5,769	-	5,769	-
Gain from donations of real estate(5)	(5,690)	-	(5,690)	-
Earnings from continuing operations before income taxes, as adjusted(6)	$130,949	$208,917	$152,269	$299,921

GAAP Diluted earnings per share from continuing operations	$1.27	$1.46	$1.41	$2.38
After-tax gain per diluted share resulting from sale of California real estate, net(1)	-	-	-	(0.25)
After-tax gain per diluted share resulting from sale of required divestitures, net(2)	(0.40)	-	(0.40)	-
After-tax gain per diluted share resulting from the adjustment in the carrying value of the ECU earn-out(3)	-	(0.01)	-	(0.01)
Income tax expense on divested Florida Rock assets(5)	0.06	-	0.06	-
Earnings per share from continuing operations, net of tax, as adjusted(6)	$0.93	$1.45	$1.07	$2.12

(1) In January 2007, the Company sold approximately 125 acres of vacant land located in San Bernardino County, California resulting in a pretax gain of $43.8 million. The amounts shown above are net of the related incentives ratably applied in accordance with U.S. Generally Accepted Accounting Principles (GAAP).

(2) During the second quarter of 2008, the Company recognized a $74 million pretax gain from the sale of an aggregates production facility and a greenfield (undeveloped) aggregates site owned by Vulcan prior to the acquisition of Florida Rock. The Company was required to divest these assets as a condition for approval by the Antitrust Division of the U.S. Department of Justice of our acquisition of Florida Rock.

(3) In June 2005, the Company sold substantially all the assets of its Chemicals business, known as Vulcan Chemicals, to a subsidiary of Occidental Chemical Corporation, Basic Chemicals. Subject to certain conditions as defined in a separate earn-out agreement, Basic Chemicals was required to make payments based on ECU and natural gas prices during the five-year period beginning July 1, 2005. In September 2007, the Company received the final payment under the ECU earn-out of $22.1 million, bringing cumulative cash receipts to the $150 million cap. The ECU earn-out was accounted for as a derivative instrument; accordingly, it was reported at fair value. The amount presented in the table above for 2007 reflects the change to the fair value of the ECU derivative, which was recorded within continuing operations pursuant to SAB Topic 5:Z:5.

(4) During the second quarter of 2008, the Company donated certain real estate properties with an aggregate fair value of $5.8 million. Statement of Financial Accounting Standards No. 116, "Accounting for Contributions Received and Contributions Made," requires that the fair value of donated property be recognized as an expense in the period the donation is made. We classify expense referable to donated real estate property in selling, administrative and general (SAG) expense. The difference between the fair value of the real estate property donated and its carrying value is recorded as a gain or loss on the sale or disposition of property, plant and equipment, net. Accordingly, during the second quarter of 2008, we recognized a $5.8 million charge to SAG expense equal to the fair value of the donated property and a $5.7 million gain related to the donation for the difference between the property fair values and carrying values.

(5) On November 16, 2007, the Company acquired 100% of the outstanding common stock of Florida Rock Industries, Inc. In connection with the acquisition, the Company was required by the Antitrust Division of the U.S. Department of Justice to divest of certain Florida Rock and Vulcan assets. For book purposes, the Florida Rock assets were recorded at their estimated fair values through purchase accounting, including approximately $18 million in nondeductible goodwill. As a result, there was no pretax gain or loss recognized on the sale of these assets. However, Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” prohibits recognizing a deferred tax liability related to goodwill for which amortization is not deductible for tax purposes. Therefore, the income tax related to the gain associated with the goodwill at these sites could not be recognized as a deferred tax liability through purchase accounting, but rather was recognized as a current charge to income tax expense.

(6) The Company prepares and reports its financial statements in accordance with GAAP. Internally, management monitors the operating performance of its Construction Materials business using non-GAAP metrics similar to those above. These non-GAAP measures exclude the effects of the items described more fully above.

In Management's opinion, these non-GAAP measures are important indicators of the ongoing operations of our Construction Materials business. These measures provide better comparability between reporting periods because they exclude items that may not be indicative of or are unrelated to our core business and provide a better baseline for analyzing trends in our core operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader's understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

Table G

Reconciliation of Non-GAAP Measures
EBITDA Reconciliations

	(Amounts in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

Reconciliation of Net Cash Provided by Operating Activities to EBITDA

Net cash provided by operating activities	$149,126	$119,793	$181,422	$217,939
Changes in operating assets and liabilities before initial effect of business acquisitions and dispositions	9,753	84,317	82,608	94,258
Other items, net	78,795	1,804	83,433	43,393
Discontinued operations, net of tax	470	1,670	1,022	2,135
Income tax expense	63,492	66,465	70,327	110,162
Interest expense, net	37,196	6,974	79,983	12,286

EBITDA	$338,832	$281,023	$498,795	$480,173

Reconciliation of Operating Earnings to EBITDA

Operating earnings	$238,469	$217,233	$305,228	$354,379
Other income, net	3,444	(113)	792	1,089
EBIT	241,913	217,120	306,020	355,468
Depreciation, depletion, accretion and amortization from continuing operations	96,919	63,903	192,775	124,705

EBITDA	$338,832	$281,023	$498,795	$480,173

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization. This financial metric is often used by the investment community as one indicator of a company’s ability to incur and service debt. EBITDA is not defined by generally accepted accounting principles (GAAP); thus, it should not be considered as an alternative to net cash provided by operating activities, operating earnings, or any other liquidity or performance measure defined by GAAP.

EBITDA is presented for the convenience of investment professionals that use this metric in their analysis and to provide the Company's shareholders an understanding of one metric management uses to assess performance. Due to the significant write-up of the assets acquired in the November 2007 acquisition of Florida Rock resulting from the application of SFAS 141, Business Combinations, Vulcan's management internally uses EBITDA to assess the operating performance of the acquired Florida Rock assets and consolidated company. Vulcan’s management does not use this metric as a measure to allocate resources internally.

CONTACT:
Vulcan Materials Company
Investor Contact:
Mark Warren, 205-298-3220
or
Media Contact:
David Donaldson, 205-298-3220